news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
OCTOBER 28, 2016

Chevron Reports Third Quarter Net Income of $1.3 Billion

San Ramon, Calif., October 28, 2016 – Chevron Corporation (NYSE: CVX) today reported earnings of $1.3 billion ($0.68 per share – diluted) for third quarter 2016, compared with earnings of $2.0 billion ($1.09 per share – diluted) in the third quarter of 2015. Foreign currency effects increased earnings in the 2016 third quarter by $72 million, compared with an increase of $394 million a year earlier.
Sales and other operating revenues in third quarter 2016 were $29 billion, compared to $33 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2016	2015	2016	2015
Earnings by business segment
Upstream	$454	$59	$(3,467)	$(600)
Downstream	1,065	2,211	3,078	6,590
All Other	(236)	(233)	(523)	(815)
Total (1)(2)	$1,283	$2,037	$(912)	$5,175
(1) Includes foreign currency effects	$72	$394	$32	$723
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“Third quarter results, though down from a year ago, reflect an improvement from the first two quarters of this year,” said Chairman and CEO John Watson. “Our operational performance in the third quarter was strong. Our refineries continued to run well and Tengizchevroil completed the largest turnaround in its history ahead of schedule and under budget. We have had steady LNG production and cargo shipments from Gorgon Train 1, and we recently started LNG production from Gorgon Train 2. In light of these milestones, we expect December production between 2.65-2.70 million barrels per day in oil-equivalent.”
“We have made progress toward our goals of lowering the cash breakeven in our upstream business and getting cash balanced,” Watson added. “Capital spending and operating and administrative expenses have been reduced by over $10 billion from the first nine months of 2015 as a result of a series of deliberate actions we have taken.”
The company’s Board of Directors approved a $0.01 per share increase in the quarterly dividend to $1.08 per share, payable in December 2016. With this increase, the company has raised the annual dividend payout on its common shares for the 29th consecutive year.

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UPSTREAM
Worldwide net oil-equivalent production was 2.51 million barrels per day in third quarter 2016, compared with 2.54 million barrels per day from a year ago. Production increases from major capital projects, shale and tight properties, and base business were more than offset by normal field declines, the effect of asset sales, maintenance-related downtime primarily reflecting a major planned turnaround at Tengizchevroil, the effects of civil unrest in Nigeria and production entitlement effects in several locations.

U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2016	2015	2016	2015
Earnings	$(212)	$(603)	$(2,175)	$(2,101)
U.S. upstream operations incurred a loss of $212 million in third quarter 2016 compared with a loss of $603 million from a year ago. The improvement was due to lower operating and depreciation expenses, and lower tax items, partially offset by lower crude oil realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $37 in third quarter 2016, down from $42 a year ago. The average sales price of natural gas was $1.89 per thousand cubic feet in third quarter 2016, compared with $1.96 in last year’s third quarter.
Net oil-equivalent production of 698,000 barrels per day in third quarter 2016 was down 32,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, base business in the Gulf of Mexico and San Joaquin Valley, and the Jack/St. Malo major capital project were more than offset by the effect of asset sales, normal field declines and maintenance-related downtime. The net liquids component of oil-equivalent production in third quarter 2016 increased 3 percent to 519,000 barrels per day, while net natural gas production decreased 20 percent to 1.08 billion cubic feet per day primarily as a result of asset sales.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2016	2015	2016	2015
Earnings*	$666	$662	$(1,292)	$1,501
*Includes foreign currency effects	$85	$258	$116	$634
International upstream operations earned $666 million in third quarter 2016 compared with earnings of $662 million a year ago. The increase in earnings was primarily due to lower tax and operating expenses, and higher natural gas sales, partially offset by lower crude oil and natural gas realizations. Foreign currency effects increased earnings by $85 million in the 2016 third quarter, compared with an increase of $258 million a year earlier.
The average sales price for crude oil and natural gas liquids in third quarter 2016 was $41 per barrel, down from $45 a year earlier. The average price of natural gas was $4.18 per thousand cubic feet in the quarter, compared with $4.68 in last year’s third quarter.
Net oil-equivalent production of 1.82 million barrels per day in third quarter 2016 was essentially unchanged from a year ago. Production increases from major capital projects, shale and tight properties, and base business in multiple areas were largely offset by normal field declines, a major planned turnaround at Tengizchevroil, the effects of civil unrest in Nigeria, and production entitlement effects in several locations. The net liquids component of oil-equivalent

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production decreased 3 percent to 1.14 million barrels per day in the 2016 third quarter, while net natural gas production increased 6 percent to 4.04 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2016	2015	2016	2015
Earnings	$523	$1,249	$1,307	$2,686
U.S. downstream operations earned $523 million in third quarter 2016 compared with earnings of $1.25 billion a year earlier. The decrease in earnings was primarily due to lower margins on refined product sales and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input in third quarter 2016 increased 3 percent to 970,000 barrels per day from the year-ago period.
Refined product sales of 1.24 million barrels per day were essentially unchanged from third quarter 2015. Branded gasoline sales of 550,000 barrels per day were up 3 percent from the 2015 period.

International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2016	2015	2016	2015
Earnings*	$542	$962	$1,771	$3,904
*Includes foreign currency effects	$(4)	$141	$(78)	$92
International downstream operations earned $542 million in third quarter 2016 compared with $962 million a year earlier. The decrease in earnings was primarily due to the absence of third quarter 2015 gains on derivative instruments. Lower margins on refined product sales also contributed to the decline, partially offset by lower operating expenses. Foreign currency effects decreased earnings by $4 million compared with an increase of $141 million in last year’s third quarter.
Refinery crude oil input of 790,000 barrels per day in third quarter 2016 increased 2 percent from the year-ago period.
Total refined product sales of 1.47 million barrels per day in third quarter 2016 were down 2 percent from the year-ago period due to lower fuel oil and jet fuel sales.

ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2016	2015	2016	2015
Net Charges*	$(236)	$(233)	$(523)	$(815)
*Includes foreign currency effects	$(9)	$(5)	$(6)	$(3)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

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Net charges in third quarter 2016 were $236 million, compared with $233 million a year earlier. The change between periods was mainly due to higher corporate charges and interest expense, offset by lower tax items.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2016 was $9.0 billion, compared with $14.9 billion in the corresponding 2015 period. Excluding working capital effects, cash flow from operations in 2016 was $10.2 billion, compared with $17.2 billion in the corresponding 2015 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2016 were $17.2 billion, compared with $25.3 billion in the corresponding 2015 period. The amounts included $2.7 billion in 2016 and $2.5 billion in 2015 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 91 percent of the companywide total in third quarter 2016.

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NOTICE
Chevron’s discussion of third quarter 2016 earnings with security analysts will take place on Friday, October 28, 2016, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “may,” “could,” “should,” “budgets,” “outlook,” “on schedule,” “on track,” “goals,” “objectives” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or

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failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 23 of the company’s 2015 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2016	2015	2016	2015

Sales and other operating revenues *	$29,159	$32,767	$80,073	$101,911
Income from equity affiliates	555	1,195	1,883	3,765
Other income	426	353	1,019	3,554
Total Revenues and Other Income	30,140	34,315	82,975	109,230
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	15,842	17,447	42,345	55,181
Operating, selling, general and administrative expenses	5,775	6,618	18,264	20,204
Exploration expenses	258	315	842	1,982
Depreciation, depletion and amortization	4,130	4,268	15,254	15,637
Taxes other than on income *	2,962	2,883	8,799	9,174
Interest and debt expense	64	—	143	—
Total Costs and Other Deductions	29,031	31,531	85,647	102,178
Income (Loss) Before Income Tax Expense	1,109	2,784	(2,672)	7,052
Income tax expense (benefit)	(192)	727	(1,803)	1,787
Net Income (Loss)	1,301	2,057	(869)	5,265
Less: Net income attributable to noncontrolling interests	18	20	43	90
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$1,283	$2,037	$(912)	$5,175

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$0.68	$1.09	$(0.49)	$2.77
- Diluted	$0.68	$1.09	$(0.49)	$2.76
Dividends	$1.07	$1.07	$3.21	$3.21

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,873,649	1,868,444	1,871,813	1,867,560
- Diluted	1,883,342	1,872,420	1,871,813	1,875,193

* Includes excise, value-added and similar taxes.	$1,772	$1,800	$5,208	$5,642

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Upstream
United States	$(212)	$(603)	$(2,175)	$(2,101)
International	666	662	(1,292)	1,501
Total Upstream	454	59	(3,467)	(600)
Downstream
United States	523	1,249	1,307	2,686
International	542	962	1,771	3,904
Total Downstream	1,065	2,211	3,078	6,590
All Other (1)	(236)	(233)	(523)	(815)
Total (2)	$1,283	$2,037	$(912)	$5,175

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2016	Dec. 31, 2015
Cash and Cash Equivalents	$7,351	$11,022
Marketable Securities	$321	$310
Total Assets	$259,863	$264,540
Total Debt	$45,585	$38,549
Total Chevron Corporation Stockholders' Equity	$146,800	$152,716

	Nine Months Ended September 30
CASH FLOW FROM OPERATIONS	2016	2015
Net Cash Provided by Operating Activities	$8,983	$14,899
Net increase in Operating Working Capital	$(1,266)	$(2,321)
Net Cash Provided by Operating Activities Excluding Working Capital	$10,249	$17,220

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2016	2015	2016	2015
United States
Upstream	$990	$1,718	$3,470	$5,912
Downstream	357	566	1,110	1,382
Other	62	96	137	247
Total United States	1,409	2,380	4,717	7,541
International
Upstream	3,649	5,475	12,157	17,431
Downstream	115	109	290	298
Other	2	1	3	2
Total International	3,766	5,585	12,450	17,731
Worldwide	$5,175	$7,965	$17,167	$25,272
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$237	$446	$805	$986
International	753	484	1,888	1,470
Total	$990	$930	$2,693	$2,456

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2016	2015	2016	2015
United States	519	505	503	502
International	1,142	1,173	1,207	1,231
Worldwide	1,661	1,678	1,710	1,733
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,077	1,351	1,144	1,307
International	4,036	3,814	4,009	3,923
Worldwide	5,113	5,165	5,153	5,230
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	698	730	694	720
International	1,815	1,809	1,875	1,885
Worldwide	2,513	2,539	2,569	2,605
SALES OF NATURAL GAS (MMCF/D):
United States	3,263	3,896	3,408	3,937
International	4,306	4,105	4,455	4,225
Worldwide	7,569	8,001	7,863	8,162
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	164	164	145	152
International	67	79	82	90
Worldwide	231	243	227	242
SALES OF REFINED PRODUCTS (MB/D):
United States	1,244	1,246	1,239	1,228
International (5)	1,469	1,503	1,451	1,519
Worldwide	2,713	2,749	2,690	2,747
REFINERY INPUT (MB/D):
United States	970	942	960	925
International	790	777	784	778
Worldwide	1,760	1,719	1,744	1,703

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	58	56	50	45
Venezuela Affiliate	29	29	28	29
(3) Includes natural gas consumed in operations (MMCF/D):
United States	46	64	61	66
International	435	412	431	429
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	391	416	374	422